Exhibit 99.1

GeoVax Reports 2014 Year-End Financial Results

Progress Report Outlined on Ebola/Marburg and HIV Vaccine Programs

ATLANTA, GA, March 20, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel platform technology, today announced its financial results for the year ended December 31, 2014, and provided the following corporate update.

Corporate Update

Ebola and Marburg Vaccine Program:

GeoVax began its Ebola vaccine development program in late 2014, using its non-infectious virus-like particle (VLP) technology and modified vaccinia Ankara (MVA) vector system originally developed for its HIV vaccine program. The Company expanded this program in early 2015 to include Marburg virus, a virus similar to Ebola that also causes hemorrhagic fever.

GeoVax is developing a series of individual vaccines (monovalent) that will address each of the lethal strains of Ebola virus (Zaire, Sudan and Bundibugyo) and Marburg virus. The Company also plans to develop a multivalent vaccine, which will incorporate multiple monovalent vaccines to protect against the three strains of Ebola and Marburg with a single product.

For testing purposes, GeoVax’s first focus is on the monovalent vaccine for the Zaire strain of Ebola, which the Company will test in the widely used guinea pig challenge model during 2015. This would be followed by testing in the more rigorous non-human primate model, with an expected start date in late 2015. The Company plans to begin preclinical testing of the multivalent vaccine several months behind the monovalent Zaire vaccine. GeoVax intends to initiate IND-enabling toxicology studies in late 2015, with the goal of starting Phase 1 human clinical trials, for both the monovalent and multivalent vaccines, in late 2016.

Harriet Robinson, Ph.D., GeoVax’s Chief Scientific Officer, commented, “We believe our MVA vector technology is especially well-suited for use in the prevention of Ebola and Marburg disease. We have already demonstrated in laboratory models that our Ebola vaccine construct for the Zaire strain produces VLPs in human cells, which is an important and distinguishing feature of our vaccine technology. Unlike purified VLP vaccines, our vaccines produce VLPs in the cells of the vaccinated person. The VLPs expressed by the GeoVax vaccines bud from the cells of the vaccinated person, just as infectious Ebola or Marburg would do if the person were exposed to the virus rather than the vaccine. In this way, the VLPs produced in the cells of the vaccinated person are excellent mimics for Ebola or Marburg viruses.”

Dr. Robinson continued, “Furthermore, through our HIV vaccine program, we have demonstrated the safety of our MVA vector in human clinical trials, and have shown that it rapidly induces durable antibody and T cell responses, which will be important characteristics of an effective vaccine for use during an Ebola or Marburg epidemic.”

Robert T. McNally, Ph.D., GeoVax’s President and CEO, added, “The first-generation vaccines currently under development by others may prove to be inadequate in fighting the current or future outbreaks. These first-generation technologies have potential serious drawbacks, including safety, the ability to generate specific and adequate immune responses, long-lasting durability of the immune response, and higher than expected production costs. The World Health Organization (WHO) has recognized the need to continue seeking new vaccine candidates, and GeoVax has reason to enter the market as a next generation vaccine. At least twenty-eight outbreaks have occurred since Ebola was first discovered in 1976, and the indigenous nature of the virus means that additional outbreaks are all but guaranteed. The recent Ebola outbreak in West Africa is significantly larger than any previous epidemic, as it was the first to reach urban areas and the first to lead to person-to-person transmission in the United States. A reliable and cost effective vaccine will be needed for future outbreaks, and we look forward to updating our shareholders as we progress through the required testing.”

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HIV Vaccine Program:

Preventive HIV Vaccine. GeoVax’s most clinically advanced vaccine development program is a DNA/MVA vaccine regimen for the prevention of clade B HIV infection. The Company has completed multiple Phase 1 trials and a Phase 2a trial of various dosing regimens and formulations of its vaccines. These vaccines have been evaluated in nearly 500 humans. All of the clinical trials of GeoVax’s preventive vaccines have been conducted by the HIV Vaccine Trials Network (HVTN), and fully funded by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH). The HVTN is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines.

GeoVax is actively engaged in discussions with the HVTN and NIAID regarding the design of the next clinical study of its preventive HIV vaccine. GeoVax’s vaccine is currently the only vaccine being contemplated for efficacy trials for prevention of clade B HIV infection. However, the HVTN believes the best path forward will be to test the Company’s vaccine in combination with a protein boost. Protein boosts may augment antibody responses that can both block virus infections and make the virus more susceptible to attack by immune system cells. One partially successful HIV vaccine trial (known as RV144) included a protein boost, which the HVTN believes should be added to the GeoVax vaccine. GeoVax’s current expectation is that the next clinical trial will begin in late 2015 and will be a follow-on study to the Phase 2a trial (HVTN 205), in which those trial participants are given a protein boost to evaluate their immune responses. Information from this trial would then inform the design of future, larger clinical trials.

Dr. McNally commented, “With plans for a protein boost trial, the HVTN and NIAID are taking the prudent steps necessary to ensure the highest likelihood of success before committing an estimated $70 million toward a Phase 2b efficacy trial of our vaccine. We are pleased that this program is moving forward with continued support from our federal government and minimal cash outlay required by GeoVax.”

HIV Immunotherapy Program. Current antiretroviral therapies, though highly effective at suppressing HIV viral load, are unable to eliminate HIV infection entirely. A therapeutic trial of GeoVax’s vaccine in recently infected humans was completed in early 2014. This trial demonstrated the ability of the vaccine to elicit strong immune responses in individuals who were successfully controlling their infections with antiretroviral drugs. However, when the antiretroviral drugs were stopped, the immune responses elicited by the vaccine, did not prove capable of preventing the re-emergence of the virus infection. GeoVax is now preparing a manuscript reporting the excellent immunogenicity of its vaccine in infected individuals on antiretroviral therapy.

The Company is currently considering the best course of action for advancing its HIV immunotherapy program. A major challenge in the development of HIV therapeutics is the ability of HIV to persist in host cells in a latent proviral form, invisible to the immune system and inaccessible to antiretroviral drugs. In response to this problem, the NIH and other leaders in the HIV field have developed a new concept: the “shock and kill” strategy, in which patients remain on standard-of-care anti-retroviral drug therapy while a second drug (“shock agent”) is used to activate latent HIV and a third drug (“kill agent”) is used to recognize and eliminate cells that harbor the latent HIV reservoir. A shock and kill therapy could potentially contribute to a cure for HIV. Future therapeutic studies of GeoVax’s vaccine may investigate the vaccine’s ability to act as a “shock agent” in a shock and kill therapy to seek a cure. The Company may also look to combine the vaccine with other therapeutic agents to work towards the ability to prevent re-emergence of latent virus in the absence of drugs. The timetable and specific clinical plans will be dependent upon the Company’s ability to secure external funding for the program, and on the nature of any potential collaborations GeoVax may establish.

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Additional Management Commentary

Dr. McNally commented on the Company’s development, stating, “Our overall corporate strategy is evolving as we expand our horizons beyond our HIV vaccine development program, upon which the Company was originally founded. With the ongoing clinical trial and grant support we receive from the NIH for this program, our cash requirements are minimized and we can afford to turn our attention to other new programs. Our Ebola/Marburg vaccine program was a natural, and opportunistic, expansion of our product pipeline and we look forward to applying our technology platform and expertise to other areas of unmet medical need.”

Dr. McNally concluded, “In February 2015, we reported the completion of a financing transaction of up to $6 million, half of which was received upfront, resulting in net proceeds of $2.7 million. The remainder may be exercised by the investor through next February. This gives us the funds necessary for core functions plus the means to complete near-term objectives of the Ebola program. By meeting these objectives and if the data is compelling, access to additional U.S. and international grant funding will be enhanced.”

Financial Review

GeoVax reported a net loss for the year ended December 31, 2014 of $2.7 million, or $0.10 per share, based on 26.6 million weighted average shares outstanding. For the year ended December 31, 2013, the Company reported a loss of $2.3 million, or $0.11 per share, based on 21.2 million weighted average shares outstanding.

The Company reported revenues of $0.9 million for 2014, related to grants from the NIH. This compares to $2.4 million of grant revenue reported in 2013. As of December 31, 2014, there is approximately $0.2 million in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $1.8 million in 2014, compared with $2.9 million in 2013. R&D expenses include direct costs funded by NIH grants, as well as vaccine manufacturing and testing costs and expenses related to the Company’s HIV immunotherapy program.

General and administrative (G&A) expenses were $1.8 million for each of 2014 and 2013, respectively.

GeoVax reported cash balances of $1.1 million at December 31, 2014, and also reported $2.7 million of net proceeds subsequently received in February 2015 from the sale of its equity securities. Cash balances at December 31, 2013 were $2.5 million. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission before March 31, 2015.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using our novel vaccine platform. Our current development programs are focused on vaccines against Ebola and Marburg viruses, and vaccines against Human Immunodeficiency Virus (HIV). We believe our technology and vaccine development expertise is well-suited for a wide variety of human infectious diseases for which there is an unmet medical need, and we intend to pursue expansion of our product pipeline as resources permit.

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Our vaccine platform supports production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. Producing non-infectious virus-like particles in the person being vaccinated circumvents the need to purify virus-like particles for inoculation. The production of virus-like particles in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent and control the target infection should it appear.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans.

For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

PCG Advisory Group

646-862-4607

www.pcgadvisory.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2014	2013
Grant Revenue	$883	$2,418

Operating expenses:
Research and development	1,813	2,915
General and administrative	1,808	1,792
	3,621	4,707
Loss from operations	(2,738)	(2,289)
Interest income	4	4

Net loss	$(2,734)	$(2,285)

Net loss per common share	$(0.10)	$(0.11)

Weighted average shares outstanding	26,645	21,212

  Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$1,101	$2,514
Other current assets	124	184
Total current assets	1,225	2,698

Property, net	97	120
Other assets	11	21
Total assets	$1,333	$2,839

Liabilities and stockholders’ equity
Current liabilities	$187	$312
Stockholders’ equity	1,146	2,527
Total liabilities and stockholders’ equity	$1,333	$2,839

Shares Outstanding	31,951	23,765

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